                                                                    EXHIBIT 99.1


 FOR IMMEDIATE RELEASE:


              ABMC APPOINTS DONAL V. CARROLL TO BOARD OF DIRECTORS
                    New Director to Replace D. Joseph Gersuk

Kinderhook, N.Y., June 23, 2003 - American Bio Medica Corporation (NASDAQ: ABMC) today announced the appointment of Donal V. Carroll to its board of directors. Mr. Carroll is president and managing director of Redbrook Properties, a real estate investment company with holdings in Europe and North America. Bringing over 30 years of experience, Mr. Carroll's previous accomplishments include founding and developing several successful finance and wholesale merchandising companies. As an accomplished lawyer, Mr. Carroll also established a civil rights defense practice which was the largest in Ireland for over a decade. He will replace D. Joseph Gersuk, who resigned his position on the ABMC board on June 19, 2003.

"We are pleased to welcome Donal Carroll to ABMC, and know that he brings with him a wealth of entrepreneurial insights that will benefit our efforts," said ABMC chairman and chief executive officer Gerald A. Moore. "At the same time, we thank Joseph Gersuk for his contributions to the board, and wish him well in the future."

About American Bio Medica Corporation
American Bio Medica Corporation is a biotechnology company that develops, manufactures and markets accurate, cost-effective immunoassay diagnostic test kits, including some of the world's most effective on-site drugs of abuse tests. The company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC's Rapid Drug Screen(R), Rapid One(R), Rapid Tec(R) and Rapid Tec Cup(TM) test for the presence or absence of drugs of abuse in urine, while OralStat(R) tests for the presence or absence of drugs of abuse in saliva. ABMC was recently named among the 2002 Deloitte & Touche Technology Fast 500, a listing of the fastest-growing technology companies in North America.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, the following: continued acceptance of the Company's products, increased levels of competition in our industry, the acceptance of new products, inherent risks associated with product development and intellectual property rights, the Company's dependence on key personnel, third party sales and suppliers. There can be no assurance that the Company will be successful in addressing such risks and uncertainties. Investors are strongly encouraged to review the section entitled "Risk Factors" in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2002, and quarterly reports on Form 10-QSB on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

                                      # # #



                                       5